Exhibit 99.1

IKON TO WEBCAST ANNUAL INVESTOR CONFERENCE

MALVERN, Pa.—May 7, 2008—IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, will host its 2008 Investor Conference on May 14, 2008 in New York City. IKON senior management will discuss the Company’s strategy, its U.S. and European operations, and its financial outlook. The Company will webcast its presentation from 2:00 to approximately 4:00 p.m. EDT. The web cast will be accessible to the public on the Company’s web site www.ikon.com under Investor Relations. Listeners should access the web site at least 10 minutes early to register for the presentation. A replay will be available on the Company’s web site for approximately one year.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, and Konica Minolta, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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